UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

WeWork Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or Organization)	85-1144904 (I.R.S. Employer Identification No.)

575 Lexington Avenue New York, New York (Address of Principal Executive Offices)	10022 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be Registered	Name of Each Exchange on Which Each Class is to be Registered
Class A Common stock, par value $0.0001 Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	The New York Stock Exchange The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates: No. 333-256133

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

This registration statement on Form 8-A is being filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transfer of the listing of the shares of Class A common stock of WeWork Inc., par value $0.0001 per share (the “Class A Common Stock”), and warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share (the “Warrants”), from The Nasdaq Capital Market to the New York Stock Exchange, in connection with the business combination between WeWork Inc. (f/k/a BowX Acquisition Corp.), a Delaware corporation and New WeWork Inc. (f/k/a WeWork Inc.), a Delaware corporation. The transfer of listing is to occur at the opening of trading on October 21, 2021. The description of the Warrants and Class A Common Stock under the caption “Description of BowX Securities” in WeWork Inc.’s (f/k/a BowX Acquisition Corp.) definitive proxy statement filed with the SEC on September 20, 2021 (Registration No. 333-256133), including exhibits, as amended from time to time (including any subsequent amendments with respect to the description of the Warrants and the Class A Common Stock), is incorporated by reference herein.

Item 2. Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the registrant are registered on The New York Stock Exchange and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

WEWORK INC.

Date: October 20, 2021	By:	/s/ Jared DeMatteis
Name: Jared DeMatteis
Title: Chief Legal Officer